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                                                                    EXHIBIT 4(W)

                                EXPENSE AGREEMENT

                  AGREEMENT dated as of _______ __, 200_, between Hawaiian Electric Industries, Inc., a Hawaii corporation (the "Company") and Hawaiian Electric Industries Capital Trust II, a Delaware statutory trust (the "Trust").

                  WHEREAS, the Trust intends to issue and sell its Common Securities (the "Common Securities") to the Company and to issue and sell in a registered public offering its ____% Trust Preferred Securities (the "Trust Preferred Securities") with such powers, preferences and special rights and restrictions as are set forth in the Amended and Restated Trust Agreement of the Trust dated as of ______ ___, 200_, as the same may be amended from time to time (the "Trust Agreement");

                  WHEREAS, the Company will own all of the Common Securities of the Trust, will issue and sell its ____% Junior Subordinated Debentures, Series __, Due ____ (the "Company Debentures") to the Trust;

                  NOW, THEREFORE, in consideration of the purchase of the Trust Preferred Securities by each holder, which purchase the Company hereby agrees shall benefit it and which purchase the Company acknowledges will be made in reliance upon the execution and delivery of this Agreement, the Company (including in its capacity as holder of the Common Securities), and the Trust, hereby agree as follows:

                                   ARTICLE I

Section 1.1       Agreement by the Company to Pay Expenses.

                  Subject to the terms and conditions hereof, the Company hereby agrees for the benefit of each person or entity to whom the Trust is now or hereafter becomes indebted or liable (the "Beneficiaries") to pay, when and as due, any and all Obligations (as hereinafter defined) to such Beneficiaries. As used herein, "Obligations" means any indebtedness, expenses or liabilities of the Trust, other than obligations of the Trust to pay to holders of any Trust Preferred Securities the amounts due such holders pursuant to the terms of the Trust Preferred Securities. This Agreement is intended to be for the benefit of, and to be enforceable by, all such Beneficiaries, whether or not such Beneficiaries have received notice hereof.

Section 1.2       Term of Agreement.

                  This Agreement shall terminate and be of no further force and effect upon the later of (a) the date on which full payment has been made of all amounts payable to all holders of all the Trust Preferred Securities (whether upon redemption, liquidation,

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exchange or otherwise) and (b) the date on which there are no Beneficiaries remaining; provided, however, that this Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities or any Beneficiary must restore payment of any sums paid under the Trust Preferred Securities, under any Obligation, under the Trust Preferred Securities Guarantee Agreement dated the date hereof by the Company and The Bank of New York, as trust guarantee trustee, or under this Agreement for any reason whatsoever. This Agreement is continuing, irrevocable, unconditional and absolute.

Section 1.3       Waiver of Notice.

                  The Company hereby waives notice of acceptance of this Agreement and of any Obligation to which it applies or may apply, and the Company hereby waives presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

Section 1.4       No Impairment

                  The obligations, covenants, agreements and duties of the Company under this Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

                  (a) the extension of time for the payment by the Trust of all or any portion of the Obligations or for the performance of any other obligation under, arising out of, or in connection with, the Obligations;

                  (b) any failure, omission, delay or lack of diligence on the part of the Beneficiaries to enforce, assert or exercise any right, privilege, power or remedy conferred on the Beneficiaries with respect to the Obligations or any action on the part of the Trust granting indulgence or extension of any kind;

                  (c) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Trust or any of the assets of the Trust;

                  (d) the release or waiver, by operation of law or otherwise, of the performance or observance by any Beneficiary of any express or implied agreement, covenant, term or condition to be performed or observed hereunder by the Company, or any discharge, disallowance, invalidity, illegality, voidness or other unenforceability thereof;

                  (e) any invalidity of, or defect or deficiency in, the Debentures;

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                  (f)      the settlement or compromise of any Obligation
         guaranteed hereby or hereby incurred; or

                  (g) to the extent permitted by law, any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a party to this Agreement, it being the intent of this Section 1.4 that the Obligations shall be absolute and unconditional under any and all circumstances.

There shall be no obligation of the Beneficiaries to give notice to, or obtain the consent of, the Company with respect to the happening of any of the foregoing.

Section 1.5       Enforcement.

                  A Beneficiary may enforce this Agreement directly against the Company, and the Company waives any right or remedy to require that any action be brought against the Trust or any other person or entity before proceeding against the Company.

                                   ARTICLE II

Section 2.1       Binding Effect.

                  This Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the Beneficiaries.

Section 2.2       Amendment.

                  So long as there remains any Beneficiary or any Trust Preferred Securities are outstanding, this Agreement shall not be modified or amended in any manner adverse to such Beneficiary or to the holders of the Trust Preferred Securities.

Section 2.3       Notices.

                  Any notice, request or other communication required or permitted to be given hereunder shall be given in writing by delivering the same against receipt therefor by facsimile transmission (confirmed by mail), or by registered or certified mail, addressed as follows (and if so given, shall be deemed given when mailed):

If to the Trust:

                           Hawaiian Electric Industries Capital Trust II c/o The Bank of New York
                           101 Barclay Street, 8W
                           New York, New York 10286
                           Facsimile No.: ____________

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                           Attention: Corporate Trust Administration

If to the Company:

                           Hawaiian Electric Industries, Inc.
                           900 Richards Street
                           Honolulu, Hawaii 96813
                           Facsimile No.: (808) 543-7966
                           Attention: Treasurer

Section 2.4       Governing Laws.

                  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York (without regard to conflict of laws principles).

                  THIS AGREEMENT is executed as of the day and year first above written.

                                              HAWAIIAN ELECTRIC INDUSTRIES, INC.

                                              By: ______________________________
                                                  Name: ________________________
                                                  Title: _______________________

                                              By: ______________________________
                                                  Name: ________________________
                                                  Title: _______________________

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                                              HAWAIIAN ELECTRIC INDUSTRIES
                                              CAPITAL TRUST II

                                              By: ______________________________
                                                  __________________, not in his
                                                  individual capacity, but
                                                  solely as Administrative
                                                  Trustee

                                              By: ______________________________
                                                  ________________, not in his
                                                  individual capacity, but
                                                  solely as Administrative
                                                  Trustee

                                              By: ______________________________
                                                  _______________, not in her
                                                  individual capacity, but
                                                  solely as Administrative
                                                  Trustee

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